Exhibit 10.39

LANDEC CORPORATION
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

        Landec Corporation, a Delaware corporation (the “Company”), has adopted this Landec Corporation Executive Change in Control Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

1.1  “Base Compensation” means the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.

1.2  Board” means the Board of Directors of the Company.

1.3  Cash Salary Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Base Compensation determined in accordance with Exhibit A attached hereto.

1.4 “Cash Severance” means the Cash Salary Severance and the Incentive Compensation Severance, determined in accordance with Exhibit A attached hereto.

1.5  “Cause” means, except as may otherwise be provided in a Participant’s employment agreement to the extent such agreement is in effect at the relevant time, any of the following events:
(a) the Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy;
(b) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;
(c) the unauthorized use or disclosure by the Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or
(d) the Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Committee and shall be conclusive and binding on the Participant. With respect to the foregoing definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.
1.6 “Change in Control” shall have the meaning set forth in the Company’s 2019 Stock Incentive Plan, as may be amended from time to time; provided, however, that with respect to a Participant who is employed by Curation / Lifecore (such applicable employing entity, the “Employing Subsidiary”), a Change in Control also shall include (A) the consummation of a merger or consolidation of such Participant’s Employing Subsidiary with or into another entity or any other corporate reorganization if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such transaction is owned by persons who were not stockholders of such Employing Entity immediately prior to such transaction, other than the Company or its controlled subsidiaries (or the respective successors), (B) the sale, transfer or other disposition of all or substantially all of the assets of such Participant’s Employing Subsidiary, other than to the Company or its controlled subsidiaries (or their respective successors) or (C) the direct or indirect sale or exchange in a single transaction or series of related transactions of more than 50% of the voting stock of such Participant’s Employing Subsidiary to an entity or person other than the Company or its controlled subsidiaries (or their respective successors). With respect to a Participant who is employed by the Company, he or she will be deemed for purposes of the foregoing sentence to be employed by Curation.

1.7 “Claimant” shall have the meaning set forth in Section 11.1 hereof.

1.8 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.9 “COBRA Period” means the number of months during which the Participant is entitled to COBRA Premium Payments, determined in accordance with Exhibit A attached hereto.

1.10 “COBRA Premium Payment” shall have the meaning set forth in Section 4.2(b) hereof.

1.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.12 “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

1.13 “Curation” means Curation Foods, Inc.

1.14 “Date of Termination” means the effective date of the termination of the Participant’s employment.

1.15 “Disability” shall have the meaning set forth in the Company’s 2019 Stock Incentive Plan, as may be amended from time to time.

1.16 “Effective Date” shall have the meaning set forth in Section 2 hereof.

1.17 “Employee” means an individual who is an employee of the Company or any of its subsidiaries.

1.18 “Equity Award” means a Company equity-based award, including, but not limited to, options, restricted stock units, and performance stock units, issued under any equity-based award plan of the Company, including, but not limited to, the Company’s 2013 Stock Incentive Plan and/or 2019 Stock Incentive Plan, each as may be amended from time to time.

1.19 “Equity Award Treatment” shall have the meaning set forth in Section 4.3 hereof.

1.20 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.21 “Excise Tax” shall have the meaning set forth in Section 7.1 hereof.

1.22 “Good Reason” means the occurrence of any one or more of the following events without the Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(a) any assignment to the Participant of duties other than those typically assumed by an individual in such a role, or which represent a material reduction in the scope and authority of Participant’s position with respect to the Company or the applicable subsidiary; provided, however, that (i) any “spin-off” or other distribution of the stock of a subsidiary of the Company (or actions taken in contemplation thereof) shall not be deemed to represent a material reduction in the scope and authority of the Participant’s position with respect to the Company and (ii) with respect to a Participant employed by the Company, Good Reason shall include the Company ceasing to be a public company or ceasing to be traded on the NASDAQ Global Select Market (or similar exchange) following a Change in Control;
(b) Company required relocation of the Participant’s principal place of work that requires an increase in the Participant’s normal commute of more than 35 miles, unless such relocation results from the relocation of the Company’s executive offices; or
(c) any material reduction in Base Salary.
Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides notice to the Company of the Participant’s intent to assert Good Reason for termination within 30 days of the initial existence of one or more of the conditions set forth in clauses (a) through (c) above; (2) the Company must fail within 30 days (the “Cure Period”) from the date of such notice to remedy such conditions; and (3) if such conditions are not remedied, the Participant must resign within 20 days after the end of the Cure Period. If the Company remedies such conditions within the Cure Period, the Participant may withdraw his proposed termination or may resign with no benefits as a voluntary termination. With respect to the foregoing definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

1.23 “Incentive Compensation Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Target Incentive Compensation, as determined in accordance with Exhibit A attached hereto, plus a payment in the amount of Participant’s target cash performance bonus for the year in which the Date of Termination occurs, prorated based on the Date of Termination.

1.24 “Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.

1.25 “Lifecore” means Lifecore Biomedical, Inc.

1.26 “Participant” means each Employee who is selected by the Administrator to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with the Plan, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits that explicitly supersedes and/or replaces the payments and benefits provided under this Plan. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “cash severance” for purposes of this definition.

1.27 “Participation Notice” shall have the meaning set forth in Section 2 hereof.

1.28 “Publicly-Traded Successor Entity” means an entity, the securities of which are not, at the time of such Change in Control, listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market).

1.29 “Qualifying Termination” means a termination of the Participant’s employment by the Company or an applicable subsidiary without Cause, or by the Participant for Good Reason, in either case on or within two years following a Change in Control. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination (a) if such Participant is offered and/or accepts a comparable employment position with the Company or any subsidiary, or (b) if in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or Disability.

1.30 “Release” shall have the meaning set forth in Section 4.4 hereof.

1.31 “Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 4 of the Plan and Exhibit A attached hereto.

1.32 “Target Incentive Compensation” means the Participant’s target cash performance bonus, if any, for the year in which the Date of Termination occurs.
1.33 “Total Payments” shall have the meaning set forth in Section 7.1 hereof.
2. Effectiveness of the Plan; Notification. The Plan shall become effective on July 23, 2020 (the “Effective Date”). The Administrator shall, pursuant to a written notice to any Employee (a “Participation Notice”), notify each Participant that such Participant has been selected to participate in the Plan.

3. Administration. Subject to Section 13.3 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan, and the Administrator may delegate (other than to any Participant in the Plan) its duty to provide a Participation Notice to a Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Severance Benefits.

4.1 Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.

4.2 Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:

(a) Cash Severance Payment. The Company shall pay to the Participant an amount equal to the Cash Severance determined in accordance with Exhibit A attached hereto. Subject to Section 6.2 hereof, the Cash Severance (as set forth on Exhibit A, and determined without regard to any reduction in Base Salary that constitutes Good Reason) shall be paid in a lump sum no later than the 60th day following the Date of Termination in accordance with the Company’s normal payroll practice.
(b) Equity Acceleration. Each outstanding Equity Award held by the Participant as of his or her Date of Termination shall vest as specified in Exhibit A, and, as applicable, become exercisable upon the effectiveness of the Release (the “Equity Award Treatment”).

(c) COBRA. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Date of Termination) until the earlier of the end of the month during which the Participant’s COBRA Period, determined in accordance with Exhibit A attached hereto, ends or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Premium Payment”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

4.3 Effect of Non-Assumption in a Change in Control. Notwithstanding anything to the contrary contained herein, if (i) a Change in Control occurs and a Participant remains in continuous employment until immediately prior to a Change in Control and (ii) either (A) such Participant’s Equity Awards are not continued, converted, assumed, or replaced with a substantially similar award (an “Assumption”) or (B) such Participant’s Equity Awards are Assumed by a successor or survivor entity, or a parent or affiliate thereof, that is not a Publicly-Traded Successor Entity, then, immediately prior to the Change in Control, such Equity Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Equity Awards shall lapse. With respect to Equity Awards that do not vest solely based on the passage of time, such Equity Awards will vest based on the assumption that “target” levels of performance have been achieved, unless otherwise specified in the applicable Equity Award agreement. The Administrator shall determine whether an Assumption of an Equity Award has occurred in connection with a Change in Control.

4.4 Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims substantially in the form attached hereto as Exhibit B (the “Release”) within 21 days (or 45 days if necessary to comply with applicable law) after the Date of Termination and, if he or she is entitled to a seven day post-signing revocation period under applicable law, does not revoke such Release during such seven day period.

5. Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6. Section 409A.

6.1 General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2 Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6.3 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4 Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.5 Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.0 Limitation on Payments.

7.1 Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the Cash Severance benefits under the Plan shall first be reduced, and any noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

7.2 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

8. No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of employment.

9. Successors.

9.1 Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (or, as applicable, Curation’s or Lifecore’s business and/or assets) shall assume and agree to perform the obligations of the Company under the Plan.

9.2 Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

10. Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address or email address on file with the Company or to such other address or email address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address or email address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

11. Claims Procedure; Arbitration.

11.1 Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.

11.2 Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

12. Covenants.

12.1 Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-disparagement) contained in any other written agreement between the Participant and the Company, as in effect on the date of the Participant’s Qualifying Termination.

12.2 Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

13. Miscellaneous.

13.1 Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. Severance payable under the Plan is not intended to duplicate any other severance benefits payable to a Participant by the Company. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an effective employment agreement, employment letter agreement by and between the Participant and the Company (and/or any subsidiary)).

13.2 No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.3 Termination and Amendment of Plan. The Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination. The Plan automatically will terminate on the third anniversary of the Effective Date, unless otherwise amended or extended at the discretion of the Administrator; provided, however, that in the event a Change in Control has occurred on or prior to such anniversary date, the Plan shall terminate on the date on which all rights and obligations hereunder have been fully satisfied or forfeited.

13.4 Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

13.5 Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

13.6 Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

13.7 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

13.8 Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

13.9 Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

13.10 Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.11 Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

13.12 Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

 I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Landec Corporation on July 23, 2020.

Signature: /s/ Albert D. Bolles, Ph.D._________

Name: Albert D. Bolles, Ph.D.

Title: President and Chief Executive Officer (Principal
Executive Officer) and Director

S-1

Exhibit A
Calculation of Change in control Severance Amounts

Tier	Cash Salary Severance	Incentive Compensation Severance (1)	Equity Acceleration (2)	COBRA Period
1	100% Base Compensation	100% of Target Incentive Compensation	Full vesting acceleration of Equity Awards	12 months
2	75% Base Compensation	75% of Target Incentive Compensation		12 months

(1) In addition, Participants shall also receive the Participant’s Target Incentive Compensation for the year of termination, pro-rated by multiplying the Target Incentive Compensation by the quotient obtained by dividing (i) the number of days during the fiscal year that the Participant was in employment through the Qualifying Termination date by (ii) the total number of days in the fiscal year.

(2) With respect to Equity Awards that do not vest solely based on the passage of time, such Equity Awards will vest based on the assumption that “target” levels of performance have been achieved, unless otherwise specified in the applicable Equity Award agreement.

Exh. A-1

EXHIBIT B

FORM OF RELEASE

General Release (the “Release”)
In exchange for good and valuable consideration, and intending to be legally bound by this Release, I, the undersigned, agree as follows:
GENERAL RELEASE
I agree, on behalf of myself and my heirs, representatives, successors, and assigns, to release the Company and its past and present parents, subsidiaries, divisions, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, employees, agents, attorneys, insurers, predecessors, successors, representatives, and assigns (collectively the “Released Parties”), collectively, separately, and severally, of and from any and all rights, rights of action, obligations, promises, agreements, debts, losses, controversies, claims, demands, actions, causes of action (at law, in equity or otherwise), liabilities, suits, judgments, damages, liens, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, asserted or unasserted, which I ever had, now have, or hereafter may have against the Released Parties, or any of them, from the beginning of time up until the date I sign this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon my signing of this Release up through the date I sign it, with the exception of (i) any claims which cannot legally be waived by private agreement; and (ii) any claims which may arise after the date I sign this Release. The claims released by this general release include, but are not limited to: (a) all claims arising under any federal, state or local statute, code, rule, regulation, ordinance, order, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Americans with Disabilities Act, the Family and Medical Leave Act (FMLA), the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, California Parental Leave Law, the California Paid Family Leave Act, California Labor Code Section 132a (1) to (4), all as amended, and any other employee-protective law of any jurisdiction that may apply; (b) all claims arising under discrimination laws, whistleblower laws and laws relating to violation of public policy, retaliation, or interference with legal rights; (c) all claims for compensation of any type whatsoever, including but not limited to claims for wages (except for accrued and unused vacation, PTO or sick pay), bonuses, commissions, incentive compensation, profit participation, equity, phantom equity, benefits, severance (except as expressly provided in this Release), and expenses; (d) all claims arising under or for breach of any Company program, policy, practice, contract, agreement or understanding, whether written, oral, express or implied (except this Release), including without limitation any claim for breach of any covenant of good faith and fair dealing; (e) all claims for promissory estoppel, quantum meruit, unjust enrichment, or detrimental reliance; (f) all tort claims (including claims for wrongful termination, negligence, fraud, slander, libel, defamation, disparagement, invasion of privacy, and negligent or intentional infliction of emotional distress); and (g) all claims for monetary, equitable or other relief of any kind including without limitation back pay, front pay, reinstatement, damages, injunctive relief, attorneys’ fees, expert fees, medical fees, expenses, costs and disbursements. This general release includes, but is not limited to, any and all claims, related in any way to my employment with the Company and/or its predecessors, including the termination of that employment. If I am age 40 or older, my acceptance of this Release also will release any and all claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I understand that I should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 1. Notwithstanding anything herein to the contrary, nothing in this Release shall be construed in any way to release (a) the Company’s post-employment obligations under the Executive Change in Control Severance Plan (the “Plan”); or (b) workers’ compensation benefits, unemployment compensation benefits, or any other rights or benefits that, as a matter of law, may not be
Exh. B-1

waived, including but not limited to unwaivable rights I might have under federal and/or state law. This release does not limit or restrict my right under the ADEA to challenge the validity of this release in a court of law.
Waiver of California Civil Code Section 1542
I also acknowledge that I have been advised of California Civil Code Section 1542, which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
I agree that I am waiving any and all rights I may have under California Civil Code Section 1542 with respect to the general release of claims in Paragraph 1 of this Release. In connection with this waiver, I acknowledge that I may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which I may now know or believe to be true, with respect to the claims released pursuant to Paragraph 1. Nevertheless, I intend to and do by this Release release, fully, finally and forever, in the manner described in Paragraph 1, all such claims as provided therein. This Release shall constitute the full and absolute release of all claims and rights released in this Release, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.
Release of Claims Under the ADEA; Consideration & Revocation Period
ADEA Claims Released. I understand that the general release set forth in Paragraph 1 above includes a release of any claims I may have, if any, against the Released Parties under the ADEA. I understand that my waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date I sign this Release and I am not prohibited from challenging the validity of this release and waiver of claims under the ADEA.
Consideration Period. I acknowledge that I have been given a period of at least [twenty-one (21)] days from the date this Release was initially delivered to me to decide whether to sign this Release (the “Consideration Period”). If I decide to sign this Release before the expiration of the Consideration Period, which is solely my choice, I represent that my decision is knowing and voluntary, that I had sufficient time to consider the Release and to consult with an attorney of my own choosing. I agree that any revisions made to this Release after it was initially delivered to me were either not material or were requested by me, and do not re-start the Consideration Period. I have been advised to consult with an attorney of my own choosing prior to signing this Release.
Revocation Period; Effective Date. I understand that I may revoke this Release within seven (7) days after I have signed it (the “Revocation Period”). This Release shall not become effective or enforceable until the eighth (8th) day after I sign this Release without having revoked it (the “Effective Date”), as long as the date I sign the Release is within the Consideration Period. In the event I choose to revoke this Release, I must notify the Company in writing and directed to [_______] no later than the last day of the Revocation Period, in which case this Release shall have no force or effect.
REPRESENTATIONS & WARRANTIES
By signing below, I represent and warrant as follows:
There are no pending complaints, charges or lawsuits filed by me against any of the Released Parties.
I am the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 1, above, and I have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.
Exh. B-2

I have been properly paid for all hours worked, and I have received all compensation due through my last date of employment with the Company.
The Company has reimbursed me for all Company-related expenses incurred by me in direct consequence of the discharge of my duties, or of my obedience to the directions of the Company.
The Company has not denied me the right to take leave under the Family and Medical Leave Act or any other federal, state or local leave law.
I have not suffered or incurred any workplace injury in the course of my employment with the Company, other than any injury that was made the subject of a written injury report before I signed this Release.
I agree that if I hereafter commence any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner assert against Releasees any of the claims released hereunder, unless such suit or claim constitutes a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, if applicable, then I agree that the Releasees may recover costs incurred by the Releasees in defending or otherwise responding to said suit or claim, the Company may cease providing the consideration provided to me under this Release and/or the Releasees may obtain damages, except as provided by law.
I confirm that the Confidential Information and Invention Assignment Agreement and any restrictive covenants contained in the Plan or any other written agreement between the Company and me survive the termination of my employment and my execution of this Release.
MISCELLANEOUS
Notwithstanding any other provision of this Release, nothing contained in this Release prohibits me from filing a charge with or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Release does not limit my ability to communicate with any governmental agency or entity or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or entity, including providing non-privileged documents or other information, without notice to me. Pursuant to 18 USC Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
All defined terms in this Release are as defined in the Plan unless otherwise provided herein.
I agree and acknowledge that the Plan provides me with benefits from the Company which, in their totality, are greater than those to which I otherwise would be entitled.
Nothing in the Plan or this Release should be construed as an admission of wrongdoing or liability on the part of the Company or the other Released Parties, who expressly deny any liability whatsoever.
This Release and its interpretation shall be governed and construed in accordance with the laws of the State of California without regard to its conflict of law principles.
If any provision of this Release or portion thereof is found to be invalid, void or unenforceable, then the parties intend that it be modified only to the extent necessary to render the provision enforceable as modified or, if
Exh. B-3

the provision cannot be so modified, the parties intend that the offending language be severed, and that the remainder of this Release, and all remaining provisions, remain valid, enforceable, and in full force and effect.
Each of the Released Parties is an intended third-party beneficiary of this Release having full rights to enforce this Release.
A facsimile or scanned (e.g., .PDF, etc.) signature on this Release shall be deemed to be an original.
By signing this Release, I acknowledge that I do so voluntarily after carefully reading and fully understanding each provision and all of the effects of this Release, which includes a release of known and unknown claims and restricts future legal action against the Company and other Released Parties.

Name: ____________________

____________________

Dated: ____________________

Exh. B-4

EXHIBIT C
Detailed Claims Procedures

Section 1.1. Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to [  ].

(a)Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.

(1) Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that an extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90 day review period. The extension will not exceed a period of 90 days from the end of the initial 90 day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

(2) Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:

i.the specific reason or reasons for the adverse benefit determination;

ii.reference to the specific Plan provisions on which the determination is based;

iii.a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

iv.an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

(3) Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim. The Claimant:

i.may submit written comments, documents, records and other information relating to the claim for benefits;

ii.will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

Exh. C-1

iii.will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(4) Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.

(5) Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:

i.the specific reason or reasons for the adverse benefit determination;

ii.reference to the specific Plan provisions on which the adverse benefit determination is based;

iii.a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

iv.a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

v.a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(b) Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one year after the Administrator’s final decision regarding the claim appeal or (b) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding. The jurisdiction and venue for any judicial proceedings arising under or relating to the Plan will be exclusively in the courts in California, including the federal courts located there should federal jurisdiction exist. This paragraph (c) shall not be construed to prohibit the enforcement of any arbitration agreements.

(c)Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual
Exh. C-2

determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

Exh. C-3